EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION ANNOUNCES THIRD QUARTER RESULTS

ATLANTA, Georgia, November 13, 2007 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $1.8 million, or $0.06 per diluted share, for the third quarter ended September 30, 2007 compared to net income of $2.7 million, or $0.10 per diluted share, for the third quarter ended September 30, 2006. The Company further reported net income of $3.1 million, or $0.08 per diluted share, for the nine months ended September 30, 2007 compared to net income of $6.0 million, or $0.22 per diluted share, for the nine months ended September 30, 2006. Premium revenue for the quarter ended September 30, 2007 decreased $3.6 million, or 9.6%, to $33.9 million and, for the nine months ended September 30, 2007 decreased 11.7% to $102.9 million from the comparable prior year periods. The decrease in premiums for the three month and nine month periods ended September 30, 2007 was primarily attributable to a combination of increased competition from new products and market competition as well as reduced pricing in a soft market for the Company’s property and casualty products. Realized investment gains in both the three month and nine month periods ended September 30, 2007 were $2.4 million compared to $1.4 million and $5.4 million for the three month period and nine month period ended September 30, 2006, respectively.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “Disappointed with the quarter, the challenges in our markets are requiring us to change. While we are seeing improvement in certain portions of our business, the decline in overall premiums has required that we implement cost saving initiatives to restore our core operations to profitability. While smaller initiatives have been ongoing as our premiums have declined, we have recently intensified efforts to tighten up our operations during this soft market.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2007	2006	2007	2006
Insurance premiums	$ 33,891	$ 37,498	$ 102,872	$ 116,492
Investment income	4,504	4,481	13,527	13,739
Realized investment gains, net	2,371	1,400	2,388	5,370
Other income	206	196	618	637
Total revenue	40,972	43,575	119,405	136,238
Insurance benefits and losses incurred	22,954	22,371	67,687	69,806
Commissions and underwriting expenses	11,361	13,297	33,908	43,809
Interest expense	1,049	1,202	3,115	3,393
Other	3,409	3,756	10,335	11,481
Total benefits and expenses	38,773	40,626	115,045	128,489
Income before income tax expense	2,199	2,949	4,360	7,749
Income tax expense	393	212	1,269	1,777
Net income	$ 1,806	$ 2,737	$ 3,091	$ 5,972
Net income per common share:
Basic	$ 0.06	$ 0.11	$ 0.08	$ 0.24
Diluted	$ 0.06	$ 0.10	$ 0.08	$ 0.22

Selected Balance Sheet Data	September 30, 2007	December 31, 2006
Total investments	$ 302,041	$ 298,775
Total assets	450,056	458,632
Insurance reserves and policy funds	264,352	267,507
Debt	53,988	53,988
Total shareholders' equity	93,061	94,188
Book value per common share	3.35	3.43